Exhibit 99.1

News Release General Inquiries: (877) 847-0008 www.constellationenergypartners.com

Investor Contact:	Charles C. Ward (877) 847-0009

Constellation Energy Partners

Reports Second Quarter 2010 Results

HOUSTON—(BUSINESS WIRE)—Aug. 6, 2010—Constellation Energy Partners LLC (NYSE Arca: CEP) today reported second quarter 2010 results.

The company produced 3,745 MMcfe for average daily net production of 41.2 MMcfe during the quarter and 42.0 MMcfe for the year-to-date ending June 30, 2010. Operating costs, which include lease operating expenses, production taxes and general and administrative expenses, net of certain non-cash items, averaged $3.20 per Mcfe during the quarter and $3.38 for the year-to-date.

On a GAAP basis, the company reported a net loss of $21.1 million for the second quarter 2010. Adjusted EBITDA for the quarter was $14.6 million. For the year-to-date, Adjusted EBITDA was $29.5 million.

During the quarter, the company completed eight net wells and recompletions with capital spending that totaled $2.1 million. As of June 30, 2010, the company had an additional 14 net wells and recompletions in progress.

“We’re focused this year on improving our financial strength through solid operating results, which we accomplished again this quarter,” said Stephen R. Brunner, President and Chief Executive Officer of Constellation Energy Partners. “Our performance has allowed us to reduce debt by 18% over the last nine months while at the same time funding our 2010 drilling program with cash from operations.”

Liquidity Update

Outstanding debt under the company’s credit facility currently totals $180 million, leaving the company with $25 million in available borrowing capacity. The company had a cash balance of $12.7 million as of June 30, 2010.

The company’s borrowing base, which was reaffirmed at $205 million in April 2010, is scheduled for semi-annual review in the third quarter of 2010.

Financial Outlook for 2010

The company announced earlier this year that it anticipates total capital spending for 2010 to range between $10 million and $12 million to complete approximately 25 net wells.

Net production is forecast to range between 14.5 and 15.5 Bcfe for 2010, with operating costs expected to range between $52 million and $56 million for the year.

The company entered 2010 with approximately 9.5 Bcfe of its 2010 Mid-Continent production hedged at an average price of $7.49 per Mcfe and an additional 2.4 Bcfe of its remaining production hedged at an average price of $8.21 per Mcfe. Taking into account hedges executed in the second quarter 2010, for the balance of the year the company has hedged 4.6 Bcfe of its Mid-Continent production at an average price of $7.46 per Mcfe and an additional 1.1 Bcfe of its remaining production at an average price of $8.14 per Mcfe. The remainder of the company’s production for 2010 is subject to market conditions and pricing.

The company uses the mark-to-market accounting method for all of its derivatives and, as a result, will recognize all future changes in the fair value of its derivatives as gains and losses in earnings.

Distribution Outlook

The company previously announced that it expects distributions will remain suspended through the fourth quarter of 2010 and until after such time that debt levels are reduced and market conditions again warrant resumption of capital spending at maintenance levels.

Management will continue to evaluate the company’s quarterly distribution, taking into account debt levels, liquidity, the provisions of the company’s credit and operating agreements, and business plans. All distributions are subject to approval by the company’s Board of Managers.

Conference Call Information

The company will host a conference call at 8:30 a.m. (CDT) on Friday, Aug. 6, 2010 to discuss second quarter 2010 results.

To participate in the conference call, analysts, investors, media and the public in the U.S. may dial (888) 810-6805 shortly before 8:30 a.m. (CDT). The international phone number is (517) 308-9398. The conference password is PARTNERS.

A replay will be available beginning approximately one hour after the end of the call by dialing (866) 489-8052 or (203) 369-1677 (international). A live audio webcast of the conference call, presentation slides and the earnings release will be available on Constellation Energy Partners’ Web site (www.constellationenergypartners.com) under the Investor Relations page. The call will also be recorded and archived on the site.

About the Company

Constellation Energy Partners LLC is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.

SEC Filings

The company intends to file its second quarter 2010 Form 10-Q on or about Aug. 6, 2010.

Non-GAAP Measures

We present Adjusted EBITDA in addition to our reported net income in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) adjusted by interest (income) expense; depreciation, depletion and amortization; write-off of deferred financing fees; impairment of long-lived assets; accretion of asset retirement obligation; (gain) loss on sale of assets; exploration costs; (gain) loss from equity investment; unit-based compensation programs; unrealized (gain) loss on derivatives; and realized (gain) loss on cancelled derivatives.

Adjusted EBITDA is used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

Constellation Energy Partners LLC

Operating Statistics

	Three Months Ended June 30,				Six Months Ended June 30,
	2010		2009		2010		2009
Net Production:
Total production (MMcfe)	3,745		4,242		7,605		8,606
Average daily production (Mcfe/day)	41,154		46,615		42,017		47,547

Average Net Sales Price per Mcfe:
Net realized price, including hedges	$7.07	(a)	$7.09	(a)	$7.23	(a)	$7.22	(a)
Net realized price, excluding hedges	$4.03	(b)	$3.02	(b)	$4.72	(b)	$3.50	(b)

(a) Excludes impact of mark-to-market losses and net of cost of sales.
(b) Excludes all hedges, the impact of mark-to-market losses and net of cost of sales.

Net Wells Drilled and Completed	4		30		4		60
Net Recompletions	4		1		4		17
Developmental Dry Holes	—		—		—		1

Constellation Energy Partners LLC

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	($ in thousands)		($ in thousands)
Oil and gas sales	$27,078	$30,698	$56,315	$63,560
Gain/(Loss) from mark-to-market activities	(4,549)	(12,134)	30,732	7,197

Total Revenues	22,529	18,564	87,047	70,757

Operating expenses:
Lease operating expenses	7,729	8,289	15,692	17,074
Cost of sales	585	612	1,357	1,444
Production taxes	677	560	1,802	1,530
General and administrative	4,188	4,208	9,250	9,441
Exploration costs	224	103	447	206
(Gain)/Loss on sale of equipment	(5)	(3)	(13)	14
Depreciation, depletion and amortization	26,733	18,195	53,981	32,629
Accretion expense	205	56	412	157

Total operating expenses	40,336	32,020	82,928	62,495

Other expenses:
Interest (income) expense, net	3,387	3,278	7,443	6,119
Other (income) expense	(102)	10	(290)	(47)

Total expenses	43,621	35,308	90,081	68,567

Net income (loss)	$(21,092)	$(16,744)	$(3,034)	$2,190

Adjusted EBITDA	$14,594	$17,103	$29,534	$34,537

EPS—Basic	$(0.87)	$(0.74)	$(0.12)	$0.10
EPS—Basic Units Outstanding	24,538,151	22,500,701	24,271,742	22,443,699
EPS—Diluted	$(0.87)	$(0.74)	$(0.12)	$0.10
EPS—Diluted Units Outstanding	24,538,151	22,500,701	24,271,742	22,443,699

Constellation Energy Partners LLC

Condensed Consolidated Balance Sheets

	June 30, 2010	Dec. 31, 2009
	($ in thousands)
Current assets	$54,008	$45,265
Natural gas properties, net of accumulated depreciation, depletion and amortization	563,903	612,625
Other assets	60,747	50,427

Total assets	$678,658	$708,317

Current liabilities	$13,277	$16,484
Debt	180,000	195,000
Other long-term liabilities	12,532	12,129

Total liabilities	205,809	223,613
Class D Interests	6,667	6,667
Common members’ equity	447,365	449,670
Accumulated other comprehensive income	18,817	28,367

Total members’ equity	466,182	478,037

Total liabilities and members’ equity	$678,658	$708,317

Constellation Energy Partners LLC

Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	($ in thousands)		($ in thousands)
Reconciliation of Net Income to
Adjusted EBITDA:
Net income	$(21,092)	$(16,744)	$(3,034)	$2,190
Add:
Interest expense/(income), net	3,387	3,278	7,443	6,119
Depreciation, depletion and amortization	26,733	18,195	53,981	32,629
Accretion of asset retirement obligation	205	56	412	157
(Gain)/Loss on sale of asset	(5)	(3)	(13)	14
Exploration costs	224	103	447	206
Loss from mark-to-market activities	4,549	12,134	(30,732)	(7,197)
Unit-based compensation programs	593	84	1,030	152
Unrealized (gain)/loss on natural gas derivatives/hedge ineffectiveness	—	—	—	267

Adjusted EBITDA (1)	$14,594	$17,103	$29,534	$34,537

	Three Months Ended Mar. 31,
	2010	2009
	($ in thousands)
Reconciliation of Net Income to
Adjusted EBITDA:
Net income	$18,058	$18,933
Add:
Interest expense/(income), net	4,056	2,841
Depreciation, depletion and amortization	27,248	14,434
Accretion of asset retirement obligation	207	102
(Gain)/Loss on sale of asset	(8)	17
Exploration costs	223	103
Loss from mark-to-market activities	(35,281)	(19,331)
Unit-based compensation programs	437	68
Unrealized (gain)/loss on natural gas derivatives/hedge ineffectiveness	—	267

Adjusted EBITDA (1)	$14,940	$17,434

(1) Our Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

We define Adjusted EBITDA as net income (loss) plus:

— interest (income) expense;

— depreciation, depletion and amortization;

— write-off of deferred financing fees;

— impairment of long-lived assets;

— (gain) loss on sale of assets;

— exploration costs;

— (gain) loss from equity investment;

— unit-based compensation programs;

— accretion of asset retirement obligation;

— unrealized (gain) loss on derivatives; and

— realized loss (gain) on cancelled derivatives.